EXHIBIT 23.1


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                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this Registration Statement of Sea Containers Ltd. on Form S-3 of our report dated March 12, 2004 (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption by Sea Containers Ltd. of Statement of Financial Accounting Standards ('SFAS') No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002) appearing in the Annual Report on Form 10-K of Sea Containers Ltd. and subsidiaries for the year ended December 31, 2003 and to the reference to us under the heading 'Experts' in the Prospectus which is part of such Registration Statement.


/s/Deloitte & Touche LLP


New York, New York
December 10, 2004